                                                                    Exhibit 23.3

                        Consent of Independent Auditors

We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our reports dated February 17, 2000 (except Note 16, as to which the date is March 1, 2000) with respect to the financial statements of Logical Design Solutions, Inc., and February 4, 2000 with respect to the financial statements of Jump! Information Technologies, Inc., included in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Logical Design Solutions, Inc. for the registration of 000,000 shares of its common stock.


                                                /s/ Ernst & Young LLP

Hackensack, New Jersey
March 1, 2000